EXHIBIT 5.1

May 4, 2006	ATTORNEYS AT LAW 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023 Main 720 566-4000 Fax 720 566-4099 www.cooley.com
Tapestry Pharmaceuticals, Inc. 4840 Pearl East Circle, Suite 300W Boulder, CO 80301	FRANCIS R. WHEELER (720) 566-4231 fwheeler@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tapestry Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 25,650,000 shares of the Company's common stock, $.0075 par value per share (“Common Stock”), which include: (1) 12,750,000 shares of Common Stock (the “Private Placement Shares”) issued in connection with the Purchase Agreement, dated as of February 2, 2006 (the “Agreement”), by and between the Company and the investors named therein, and (2) 12,900,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (1) the Private Placement Shares are validly issued, fully paid and nonassessable, and (2) the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Francis R. Wheeler
Francis R. Wheeler